Exhibit 10.16

As of December 15, 1998

    The following shall constitute the principal terms of a "first look" agreement between the parties identified below, it being the intent of the parties to enter into a more formal, long-form agreement with respect to the option, purchase and sale of any particular property (or properties) as contemplated below, which agreement shall include the terms and conditions provided for herein (where applicable), and such other terms and conditions as are customary for such agreements in the motion picture industry taking into account the stature of Platinum Studios, LLC ("Platinum") and Scott Mitchell Rosenberg therein (including, without limitation, accounting and audit rights provisions, late payment financing charges, related party transactions, etc.) to be negotiated in good faith between the parties.

1.             First Look.

A.             Dimension's Rights. For the Term hereof (as extended, if extended, as provided below), Miramax Film Corp. (including Dimension Films) (hereafter, collectively, "Dimension") shall have an exclusive "first look" and option to purchase (for the option fees and purchase prices as set forth below) any and all properties, subject to Platinum's exclusions as set forth below, which are solely owned and controlled by Platinum (provided that if and to the extent any rights to any such properties are not solely owned and controlled by Platinum, then such rights therein as are solely owned and controlled by Platinum shall be subject to said "first look"), from the "Platinum Library" (as defined below), which Dimension desires to develop as a live-action feature film intended for initial theatrical release ("Feature Film") anywhere in the universe. Upon payment of the applicable portion of the purchase price (as provided in paragraph 4.B. (i) below, Platinum shall assign to Dimension (to the extent that said rights are owned and controlled by Platinum) the sole and exclusive (subject to paragraph C.(i) below) right under copyright and otherwise, to develop, produce, distribute, advertise, promote and otherwise exploit a Feature Film based on the property purchased hereunder, in any language, in perpetuity '(subject to Platinum's reserved rights and reversion right as set forth below), in any and all territories throughout the universe, and by any and all means and methods now or hereafter known (including, but not limited to, Theatrical, Non-Theatrical, Television, Home Video (encompassing videocassette, videodisc, all other forms of videograms whether now known or hereafter devised), any computer-assisted media (including, but not limited to, CD-ROM and similar disc systems (but not CD-I), DVD, Internet distribution, cable-modem and any other devices or methods now existing or hereafter devised) provided that the version of the Feature Film exploited via any such computer-assisted media must be essentially the same version exploited in the other media (i.e., in a consecutive linear format and not an interactive format) and certain allied and ancillary rights, including music, music publishing, screenplay publishing and soundtrack rights (subject to Platinum's reserved rights and administrative rights as set forth below) (collectively, the "Rights"). The Rights shall also include the right to produce and exploit Feature Film sequels, prequels and/or remakes (as such terms are customarily understood in the motion picture industry, i.e., with respect to sequels and/or prequels, Feature Films in which any of the characters appearing in the first Feature Film based on a property are depicted in new or different events than those in which such characters participated in such first Feature Film, and with respect to remakes, Feature Films in which the characters appearing in the first Feature Film based on a property are depicted as participating for the most part in the same events in which said characters participated in such First Feature Film) of any Feature Film produced pursuant hereto, subject to the payment of the applicable option fees and purchase prices and Platinum's reversion rights as set forth below.

B.            First Look Submissions/Dimension Response Period.

        (i)              The Parties acknowledge that the "Platinum Library" consists of hundreds of comics, graphic novels, serializations, storybooks, etc. During the Term (as defined in paragraph 2.C below), Platinum shall select and present properties from the Platinum Library for Dimension's first look consideration hereunder, provided that Platinum shall present no less than twenty-five (25) such properties in each year of the Term. The first such presentation shall consist of no less than ten (10) such properties. Those properties in the Platinum Library not so selected and presented by Platinum shall not be presented (i.e., "pitched") by Platinum to third parties other - than talent (i.e., writers, directors and/or actors) during the Term, except that Platinum shall have the right to present to any third parties those properties that Platinum wishes to develop for initial release in television and/or as animation (as opposed to live-action) projects, provided that Platinum informs such parties of Dimension's Feature Film "first look" rights hereunder with respect thereto.

        (ii)'                Within ten (10) business days of Platinum's presentation of a Platinum property to Dimension as provided above (provided that the property in question is either an English-language property or an English-language translation thereof is provided to Dimension by Platinum, and, if not, then Dimension shall have twenty (20) business days to respond) (hereinafter, the "Dimension Response Period"), Dimension shall notify Platinum in writing as to whether or not it will option such property hereunder. Dimension's failure to provide any written notice to Platinum within the Dimension Response Period (or notice that it will not option such property) shall constitute a rejection of said property hereunder, giving Platinum the right to develop and/or produce the property elsewhere without any further obligation to Dimension; provided, however, that Platinum shall not submit more than ten (10) properties for Dimension's consideration hereunder within any consecutive ten (10) business day period (a "Bulk Submission"), unless the parties have mutually agreed in good faith on the time period in which Dimension must respond to the properties included in such Bulk Submission. If Dimension notifies Platinum in writing within the Dimension Response Period that it will option such property hereunder, Dimension shall be obligated to pay the applicable option fee as and when provided for in paragraph 4 below (i.e., upon Platinum's furnishing to Dimension of a short- form option agreement and Dimension's approval of chain of title for the applicable property, subject to the additional terms and conditions set forth in paragraph 4.A below), failing which Platinum shall have the right to develop and/or produce the property elsewhere without any further obligation to Dimension.

C.             Platinum's Reserved Rights.

        (i)              Platinum hereby reserves (a) "television program rights" (defined as the right to develop, produce, distribute, advertise, promote and otherwise exploit any property as a television pilot, movie-of-the-week, special or episodic series for initial exhibition in any television medium, and not to be released theatrically unless the parties otherwise mutually agree in writing on the terms of such theatrical exploitation or unless and until Dimension's rights with respect to such property terminate or revert to Platinum as provided for herein), subject to paragraph C.(ii) and (iii) below, (b) all print publication rights in any and all properties other than screenplay publishing, subject to paragraph C.(iv) below,(c) all interactive rights, (d) theme rights, (e) live theater and radio rights and (vi) all animation rights, subject to paragraph C.(iii) below. Any rights not specifically granted to Dimension herein are reserved to Platinum. Without limiting the generality of the foregoing, Dimension hereby acknowledges and agrees that it shall only acquire non-exclusive rights with respect to the characters appearing in any Feature Film produced pursuant hereto, and that Platinum shall have the right to use and exploit such characters (whether or not included in the original property) in connection with the exercise of any of Platinum's reserved (and/or reverted) rights hereunder, subject to paragraph C. (v) below. For the avoidance of doubt, if the property purchased by Dimension hereunder is a serial (e.g., a comic book or strip with more than one episode, volume or issue), Dimension's rights to the elements appearing in the property (e.g., characters, settings, devices, etc.) shall be negotiated in good faith as part of the long-form option agreement to be entered into with respect to such property pursuant hereto (i.e., the parties shall mutually agree on which elements of such property shall be exclusively granted to Dimension for purposes of exercising Dimension's Rights, subject always to Platinum's reserved rights as provided herein, and provided that in no event shall Dimension's Rights include any elements which appear in the serial after the date of Dimension's purchase of such property hereunder, all right, title and interest to which shall be reserved to Platinum). In the event that the parties are unable to so mutually agree with respect to such elements, then Platinum shall have the right to withdraw said property from this first look agreement, and Platinum shall have the right to develop and/or produce the property elsewhere without any further obligation to Dimension.

        (ii)                other than half-hour animated television series rights which are addressed in paragraph C.(iii) below, the television program rights to properties purchased by Dimension hereunder shall be subject to a first negotiation/first refusal right in favor of Dimension. For purposes hereof, said first negotiation/first refusal right shall mean the following: Platinum and Dimension shall negotiate in good faith for a period of ten (10) business days, and in the event that the parties cannot reach agreement within said period on the terms and conditions of Dimension's acquisition of any such television program rights, then Platinum may negotiate with third parties regarding such television program rights, but before Platinum may enter into any agreement with respect thereto on financial terms which are (on the whole) equal or less favorable to Platinum than the terms last offered by Dimension, Platinum shall inform Dimension in writing of the principal terms of the less favorable offer that Platinum is prepared to accept ("Acceptable offer"), and Dimension shall have the option ("Acceptable Offer Matching Right") to acquire the television program rights which are the subject of said Acceptable Offer under the same terms and - conditions set forth in the Acceptable Offer (provided that Dimension shall not have to match non-financial terms which other third parties cannot match), provided that Dimension must notify Platinum in writing of its election to exercise such Acceptable Offer Matching Right as aforesaid within five (5) business days of its receipt of the terms of the applicable Acceptable offer; otherwise, Platinum shall be free to accept the Acceptable Offer. In the event that Platinum does conclude an agreement for the disposition of such television program rights with a third party pursuant to the foregoing, such agreement must provide for an 18 month holdback period on the exploitation of said rights commencing from the earlier of (a) the date of the actual initial release of the Dimension Feature Film (in any medium) and (b) the date which is two (2) years from the date of the payment by Dimension of the option fee for the applicable property hereunder.

        (iii)  all half-hour animated television series rights to the properties in the Platinum Library are reserved to Platinum, and Platinum shall be free to exploit same in Platinum's sole discretion without any obligation to Dimension whatsoever. All other animation rights to any properties purchased by Dimension hereunder shall be "frozen" and neither party shall have the right to exploit same unless the parties mutually agree otherwise in writing.

        (iv)  the novelization rights with respect to any Feature Film produced pursuant hereto shall be subject to a first negotiation/first refusal right in favor of Dimension on the same terms and conditions as set forth in paragraph C.(ii) above.

        (v)        If, in connection with the development and/or production of a property after the option and/or acquisition thereof by Dimension hereunder, a new character is created by or at the direction of Dimension and/or any xecutives and/or employees of Dimension (as opposed to an "evolution" of an original character (or of a group or "race" of characters (e.g., "Klingons")), such as a reverse gender or reverse race character or a character that is created with a reasonably discernable link between the original character and the evolved character (including, without limitation, and for purposes of illustration only, a character is "aged", is given a new power or ability, is introduced as related to or a part of a family or recognized group or race of characters (e.g., "Supergirl", "Batgirl", etc.), the character's name reuses a name or part of a name such that it appears to be derived from or connected with the original character (e.g., the "Franklin Richards" character, which is introduced as the son of Reed and Sue Richards of the "Fantastic Four")), and as opposed to a character created by or at the direction of Platinum and/or any executives and/or employees of Platinum ("New Dimension-created Character"), then Dimension shall own  the rights to said character (subject to the other terms and conditions of this agreement), provided that Platinum shall have the right to utilize any such New Dimension-created Character(s) in connection with its exercise/exploitation of its reserved rights hereunder, subject to the following: (i) with respect to the merchandising of said character, the terms of paragraph 9 below shall apply, (ii) with respect to Platinum's exercise of reserved publishing rights and interactive rights (including video game rights), if the exercise thereof includes said New Dimension-created Character, Dimension shall be entitled to an amount equal to ten percent (10%) of all non-refundable, non-returnable income received by Platinum from the exploitation of such rights (Platinum Publishing/Interactive Gross Receipts), after Platinum's deduction "off-the-top" from said Platinum Publishing/Interactive Gross Receipts of a 25% distribution fee and recoupment of all of Platinum's direct, out-of-pocket costs and expenses incurred in connection therewith, and (iii) with respect to Platinum's exercise of any other reserved rights to the extent such exercise includes said New Dimension-created Character, Dimension shall be entitled to an amount equal to ten percent (10%) of all non-refundable, non-returnable net income received by Platinum from the exploitation of such rights (i.e., after recoupment by Platinum of any direct, out-of-pocket cost and expenses incurred, and/or direct, out-of-pocket investments made, by Platinum in connection therewith). Further, if and to the extent any new non-character elements (such as a setting, a device, etc.) created by or at the direction of Dimension and/or any executives and/or employees of Dimension (as opposed to by or at the direction of Platinum and/or any executives and/or employees of Platinum) have identifiably unique properties or characteristics and names (e.g., the "Starship Enterprise," the "neuralizer" used in "Men in Black"), then such non-character elements shall be treated as a New Dimension-created Character for all purposes hereof, provided that new storylines and plots created by or at the direction of Dimension and/or any executives and/or employees of Dimension shall only receive such treatment if and to the extent that Platinum's exploitation thereof would otherwise constitute an infringement of Dimension's rights under applicable copyright law. For the avoidance of doubt, for purposes of determining whether a new character or a new non- character element has been created by or at the direction of Dimension and/or any executives and/or employees of Dimension for purposes of this paragraph only, the existence of a "work-for- hire" or similar agreement between Dimension and any writer/creator shall not be dispositive, but Platinum shall have the burden of furnishing written evidence that such new character or new non-character element was created by or at the direction of Platinum and/or executives and/or employees of Platinum (e.g., correspondence between a Platinum executive and the writer/creator in question reflecting Platinum's instructions to said writer/creator).

         (vi)            Notwithstanding anything to the contrary herein, in any and all events, Platinum shall have the right to use the title(s) of, and/or any logos (other than credit logos) created in connection with, any Feature Film, in connection with the exploitation of its reserved rights hereunder, without any compensation being payable to Dimension therefor.

D. Platinum's Excluded Properties. The following properties and/or rights shall not be subject to Dimension's "first look" hereunder:

              (i)         any property which Platinum has developed, is developing or hereafter develops at its U.S. (currently Beverly Hills) offices, specifically including, without limitation, any property created by or with Scott Mitchell Rosenberg (e.g., "Cowboy & Aliens", "Ghosting", etc.).

              (ii)  any rights in any properties previously sold by Platinum to third parties (e.g., if Platinum reserved sequel, remake and/or other rights in connection with the sale of "Cowboys and Aliens", such rights are not subject to the first look hereunder).

              (iii)  any property in which Platinum obtains any rights as a result of a pending settlement with Crossroads Entertainment (and certain affiliated companies) and Rob Liefeld and certain affiliated companies.

              (iv)  The property currently entitled "Martin Y".

        (v)  Up to eight (8) properties in each of the Initial Term, the Second Term and the Third Term (all as defined below, and if and to the extent applicable) which Platinum may designate, in its sole discretion, as a property to be developed as a high-budget motion picture (i.e., with a Platinum proposed production budget of at least $30 Million Dollars) ("High Budget Project(s)"), provided that Platinum shall first present such High Budget Project(s) to Dimension hereunder with Platinum's rough budget proposal (which shall be confirmed in writing by Platinum promptly after such presentation), and the following shall apply:

            (a)  if Dimension is not prepared to contractually commit to acquiring/developing/producing the applicable High Budget Project in accordance with Platinum's budget proposal (or at a higher budget) within the Dimension Response Period, then Platinum shall be free to develop, produce and exploit said High Budget Project(s) with one or more third parties without any further obligation to Dimension whatsoever.

            (b)  if Dimension is prepared to contractually commit to acquiring/developing/producing the applicable High Budget Project in accordance with Platinum's budget proposal (or at a higher budget) within the Dimension Response Period, the parties will negotiate in good faith the terms and conditions thereof for a period of- 10 business days (which 10 business day negotiation period shall commence no later than the last day of the Dimension Response Period). If the parties cannot agree on such terms and conditions within said 10 business days, then Platinum shall be free to develop, produce and exploit said High Budget Project(s) with one or more third parties, provided that if Platinum is willing to accept financial terms which on the whole are equal to or less favorable to Platinum than those last offered by Dimension, Platinum shall offer Dimension the right to match such equal or less favorable offer.

        (vi)                any properties acquired by Platinum after the date set forth above, unless Dimension is prepared to contractually commit to develop and produce said properties as an English-language production budgeted between $14 and $30 Million and intended for general theatrical release in the U.S. within the Dimension Response Period and to recognize and comply with any applicable third party entitlements or requirements of which Platinum has notified Dimension in writing (provided that such properties shall otherwise be subject to the terms and conditions of paragraph 1 .B.(i) above).

2. Term.

    A.  One year from the date set forth above ("Initial Term"). The parties agree that Dimension shall option at least one (1) property hereunder within the first ninety (90) days of the Initial Term hereunder, subject to Platinum's making available to Dimension, upon commencement of the Initial Term hereunder, a minimum of ten (10) properties which are available for option under the terms hereof. If at the conclusion of such ninety (90) day period, Dimension has not optioned a Platinum property hereunder, this agreement shall be automatically terminated without the need for any further action on the part of Platinum or Dimension.

    B.  In the event that Dimension shall have either:

        (i)  optioned three (3) properties from Platinum hereunder during the Initial Term, or
        (ii)  commenced principal photography (subject to events of force majeure as commonly understood in the motion picture industry or cast or director unavailability, but only if such persons have previously been made "pay-or-play" in writing), and provided that commencement of principal photography of any Feature Film shall only count for purposes hereof if any failure to complete production of the Feature Film in question is due only to events beyond the reasonable control of Dimension, of at least one Feature Film based on a purchased property hereunder during the Initial Term, then the Initial Term shall automatically be extended for an additional and consecutive twelve (12) month period ("Second Term") under the same terms and conditions hereof. If the requirements for such automatic extension of the Initial Term are not fully satisfied, then this agreement shall automatically expire at the end of the Initial Term without the need for any further action on the part of Platinum or Dimension, provided that any payments accrued and not yet paid in full to Platinum hereunder shall remain payable by Dimension. In the event that this agreement is extended for such Second Term, but Dimension fails to option at least one (1) Platinum property hereunder within the first ninety (90) days of such Second Term, then this agreement shall be automatically terminated without the need for any further action on the part of Platinum or Dimension, provided that any payments accrued and not yet paid in full to Platinum hereunder shall remain payable by Dimension.

    C.             In the event that Dimension shall have (a) commenced principal photography during the Second Term (subject to events of force majeure as commonly understood in the motion picture industry or cast or director unavailability, but only if such persons have previously been made "pay-or-play" in writing, and provided that commencement of principal photography of any Feature Film shall only count for purposes hereof if any failure to complete production of the film Feature Film in question is due only to events beyond the reasonable control of Dimension, of at least two (2) Feature Films based on properties purchased hereunder, and (b) theatrically released during the Initial Term and/or Second Term at least two (2) Feature Films produced under this agreement on a minimum of twenty-five (25) screens (for each such Feature Film) with respect to a foreign-language Feature Film, and on a minimum of two hundred (200) screens in the United States with respect to an English-language Feature Film, then the Second Term shall automatically be extended for an additional and consecutive twelve (12) month period ("Third Term") under the same terms and conditions hereof. If the requirements for such automatic extension of the Second Term are not fully satisfied, then this agreement shall automatically expire at the end of the Second Term without the need for any further action on the part of Platinum or Dimension, provided that any payments accrued and not yet paid in full to Platinum hereunder shall remain payable by Dimension. In the event that this agreement is extended for such Third Term, but Dimension fails to option at least one (1) Platinum property hereunder within the first ninety (90) days of such Third Term, then this agreement shall be automatically terminated without the need for any further action on the part of Platinum or Dimension, provided that any payments accrued and not yet paid in full to Platinum hereunder shall remain payable by Dimension. The Initial Term, if and to the extent extended to a Second Term and a Third Term as provided herein, is sometimes referred to herein as the "Term".

3. Overhead and Development Funds.

    A.  During the Initial Term, Dimension shall provide Platinum with a non-accountable, non-recoupable (except as provided in paragraphs 3.C and 5.A below) development fund ("Development Fund") of $150,000. The Development Fund shall be payable to Platinum in equal monthly installments, subject to the terms of paragraph 2 above. Platinum shall have the right to expend the Development Fund in connection with the acquisition and development of properties as Platinum shall determine in its sole discretion.

    B.  During the Initial Term, Dimension shall provide Platinum with a non-accountable, non-recoupable (except as provided in paragraph 3 .C below) contribution to Platinum's general overhead expenses ("Overhead Fund") of $250,000. The Overhead Fund shall be payable in equal monthly installments (subject to the terms of paragraph 2 above), and shall be expended by Platinum in its sole discretion, provided that expenditures incurred by Platinum in connection with any specific property after Dimension has optioned same hereunder shall be reimbursed by Dimension to Platinum upon submission of Platinum's invoices and accompanying "back-up" documentation therefor and are not intended to be included in said overhead Fund.

    C.            Notwithstanding that the Development and Overhead Funds are not recoupable from any financial entitlements of Platinum hereunder, Dimension shall have the right to include 100% thereof in the Negative Cost of the first Feature Film produced pursuant hereto, and thereafter shall apportion such Development and Overhead Funds equally among the Negative Cost of all Feature Films produced pursuant hereto (e.g., if two such Feature Films are produced, then 50% thereof shall be included in the Negative Cost of each such Feature Film, and so on).

4.            Option/Purchase Prices.

    A.            In consideration for a two (2) year option to acquire the Rights to each property which Dimension elects to option in the Initial Term hereunder, the option fee shall be $300,000, payable upon execution of a mutually approved short- form-option agreement and Dimension's approval of chain of title (provided that   (a) such approval may not be unreasonably withheld,    (b) if no written objection thereto is furnished by Dimension to Platinum within seven (7) business days of Platinum's submission thereof to a Dimension business affairs executive, said chain of title shall be deemed accepted by Dimension for all purposes hereof, and (c) if any such written objection is so timely furnished by Dimension and Platinum shall not be able to cure the deficiency specified by Dimension to Dimension's reasonable satisfaction within fifteen (15) business days of Platinum's receipt of said notice, Platinum shall have the right to exclude said property front this agreement and to offer same to third parties, provided that (i) Platinum must first notify Dimension in writing of its intent to do so, and Dimension shall have a three (3) business day period from its receipt of said notification to accept said chain of title for purposes hereof and to pay the applicable option fee, and (ii) if the chain of title that Platinum intends to submit to a third party is materially different from that previously submitted to Dimension, Platinum must first submit the materially different chain of title to Dimension, which submission shall be treated in the same manner as an initial submission of chain of title and all of the foregoing provisions shall apply with respect to such second submission, except that Dimension shall only have five (5) business days to review same). The applicable option fee for the Rights to properties optioned in the Second Term if any, of the agreement shall be $400,000 and the option fee for properties optioned in the Third Term, if any, of the agreement shall be $550,000 (all payable as provided above).

    B.             In consideration for the acquisition of the Rights to each property which Dimension elects to purchase hereunder, Platinum shall be paid an amount equal to five percent (5%) of the amount by which such Feature Film's final direct negative cost (excluding only overhead, third party bond fees (if any), unspent contingency and direct, out-of-pocket financing costs, but inclusive of any fixed, as opposed to contingent, deferments) ("Negative Cost"), as certified to Platinum by the completion guarantor for the applicable Feature Film, or if there is no such Guarantor, by an appropriate executive of Dimension (provided that in all events Platinum shall have customary audit rights with respect to such Negative Cost) exceeds $2,000,000 (no cap shall exist with respect to the foregoing), which amount shall be payable to Platinum as follows:

        (i)  one half of said sum shall be calculated based on the "all-in" final production budget ("Budget") approved by Dimension for such Feature Film (which Budget shall be furnished to Platinum no later than upon commencement of principal photography thereof), and paid to Platinum no later than upon commencement of principal photography of said Feature Film, and the Rights to the applicable property shall then vest with Dimension only upon the payment to Platinum of such amount, and

        (ii)  the balance of said sum shall be calculated based on the Negative Cost and paid to Platinum within fifteen (15) business days of Platinum's receipt of the Negative Cost certification for such Feature Film, which certification shall be provided to Platinum within thirty (30) days of complete. delivery to Dimension of said Feature Film, and in any and all events such certification must be provided and the applicable payment made to Platinum prior to the earlier of (a) the date of the initial release or screening of such Feature Film (including in film festivals and press screenings) in any media, and (b) the date which is the two year anniversary of the commencement of principal photography of such Feature Film.

    C.             The option fees with respect to the Rights to any Feature Film sequels, prequels and/or remakes to any of the properties purchased hereunder shall be 150% of the applicable option fees payable for the original property, which option fees shall be payable to Platinum no later than commencement of principal photography of the sequel, prequel and/or remake in question, subject to paragraph 5.B below. The purchase price for the Rights to such Feature Film sequels, prequels and/or remakes shall be calculated and paid in the same manner as the purchase price for the first Feature Film as provided in paragraph 4.B above.

5. Reversion.

    A.  In the event that Dimension has optioned a Platinum property hereunder and not commenced principal photography of a Feature Film based thereon within the two (2) year period following the option thereof (subject to events of force maj eure as commonly understood in the motion picture industry or cast or director unavailability, but only if such persons have previously been made "pay-or-play" in writing, and provided, however, that commencement of principal photography of any Feature Film shall only count for purposes hereof if any failure to complete production of the Feature Film in question is due only to events beyond the reasonable control of Dimension), then the Rights to such property shall revert to Platinum, subject to a lien in Dimension's favor in an amount equal to that portion of the Development Fund (if any) which was used by Platinum to acquire/develop the property in question, plus interest thereon in the amount of prime plus 1%, to be repaid to Dimension upon set-up elsewhere, but in no event later than commencement of principal photography of any production based on such property set up elsewhere by Platinum. The amount reimbursable to Dimension pursuant to the foregoing shall also be subject to increase if and to the extent that Platinum also wishes to acquire the rights to any materials created by Dimension in connection with Dimension's development of such property, by an amount equal to Dimension's direct, out-of-pocket development costs incurred in connection with the creation of such materials plus interest thereon in the amount of prime plus 1% (to be repaid on the same basis as provided in the foregoing sentence).

    B.  dimension’s right to produce a Feature Film sequel (or prequel) and/or remake to any Feature Film produced pursuant hereto will revert to Platinum with no further obligation to Dimension if Dimension has not paid the option fee set forth above for such Feature Film sequel (or prequel) Rights within the time period ending on the earlier of (i) the date which is six (6) months after the date of the initial release of the prior Feature Film upon which such sequel, prequel or remake is to be based ("Prior Feature Film") in any media, and (ii) the date which is eighteen (18) months after the start of principal photography of such Prior Feature Film. Once the Rights to any such Feature Film sequel, prequel and/or remake have been so optioned, if Dimension has not commenced principal photography of a Feature Film based thereon within the two (2) year period following such option (subject to events of force majeure as commonly understood in the motion picture industry or cast or director unavailability, but only if such persons have previously been made "pay-or-play" in writing, and provided, however, that commencement of principal photography of any Feature Film shall only count for purposes hereof if any failure to complete production of the Feature Film in question is due only to events beyond the reasonable control of Dimension), then such Rights shall revert to Platinum, subject to the lien described in paragraph 5 .A above. For the avoidance of doubt, if such sequel, prequel and/or remake rights revert to Platinum as provided for herein, this shall mean that all rights in and to all elements (including, without limitation, characters, settings, devices, titles, etc.) of the Prior Feature Film(s) produced by (or on behalf of) Dimension shall revert to Platinum and Platinum shall have the right to exploit same without any further obligation to Dimension and Dimension shall no longer have any interest in said rights except in connection with Dimension's continuing exploitation of its Rights to such theretofore produced Feature Films.

6. Additional Compensation. With respect to each Feature Film produced pursuant hereto, the following additional compensation shall be paid to Platinum or Scott Mitchell Rosenberg, as applicable:

    A. Platinum.

        (i)              Contingent compensation in an amount equal to ten percent (10%) of adjusted gross receipts received by or credited to Dimension from the exploitation of such Feature Film in any and all media and any sequels and prequels thereto (not cross-collateralized among any such Feature Films), with such adjusted gross receipts to be defined, calculated, accounted for and paid pursuant to a definition to be negotiated in good faith between the parties ("AGR"), from all sources throughout the world after "cash breakeven" (as such term is customarily understood in the motion picture industry) with an “across-the- percent (12.5%) of AGR after "cash breakeven" with an "across- the-board" 25% distribution fee, and escalating further to fifteen percent (15%) of AGR at "initial actual breakeven" (as such term is customarily understood in the motion picture industry), provided that video receipts shall be calculated as follows:

            (a)  on the basis of a 25% royalty for rental sales and 12-1/2% for sell-through sales (it being agreed that video royalties shall be based on the wholesale price and no distribution fee or costs or expenses shall be deductible therefrom); and/or

            (b)  in the event that video exploitation is done on a "rentrak" or other rental revenue sharing basis, then 25% of Dimension's gross receipts therefrom (without any fees or costs whatsoever being deductible) shall also be included in gross receipts.

        (ii)                In connection with each Feature Film produced pursuant hereto, Platinum shall receive the following bonus payments, if any, which bonus payments shall be applicable against the Contingent Compensation payable pursuant to subparagraph 6.A(i) above:

            (a)  With respect to a U.S. Feature Film (as defined below), bonus payments of (a) $100,000 if and when cumulative box office for the U.S. territory as reported by EDI reaches Fifty Million Dollars, (b) $100,000 if and when cumulative box office for the rest of the world exclusive of the U.S. territory (the "Foreign Territory") as reported by EDI, if readily available (or if such EDI statistics are not readily available, then as reported by Daily Variety), reaches Fifty Million Dollars, (c) $250,000 if and when cumulative box office for the U.S. territory as reported by EDI reaches Seventy-Five Million Dollars, (d) $150,000 if and when cumulative box office for the Foreign Territory as reported by EDI, if readily available (or if such EDI statistics are not readily available, then as reported by Daily Variety), reaches Seventy-Five Million Dollars, (e) $250,000 if and when cumulative box office for the U.S. territory as reported by EDI reaches one Hundred Million Dollars and (f) $250,000 if and when cumulative box office for the Foreign Territory as reported by EDI, if readily available (or if such EDI statistics are not readily available, then as reported by Daily Variety), reaches one Hundred Million Dollars.

            (b)  With respect to a Foreign Feature Film (as defined below), bonus payments of $100,000 each if and when (a) cumulative box office for the Foreign Territory as reported by EDI, if readily available (or if such EDI statistics are not readily available, then as reported by Daily Variety),reaches an amount equal to four (4) times the Negative Cost of such Feature Film, (b) cumulative box office for the U.S. territory as reported by EDI reaches an amount equal to four (4) times the aggregate of (i) the direct, out-of-pocket print and advertising costs (if any) incurred by Dimension solely for the purposes of distributing such Foreign Feature Film in the U.S. territory, plus (ii) any direct, out-of-pocket dubbing, voice-over and/or subtitling costs (if any) incurred by Dimension solely for the purpose of distributing such Foreign Feature Film in the U.S. territory, plus (iii) any direct, out-of-pocket production costs (if any) incurred by Dimension solely for the purpose of distributing such Foreign Feature Film in the U.S. territory, but only to the extent such production costs are in addition to, and do not constitute part of, the Negative Cost of such Foreign Feature Film ( (i) , (ii) and (iii) being collectively referred to hereinafter as "FFF U.S. Distribution Costs"), (c) cumulative box office for the Foreign, Territory as reported by EDI, if readily during pre-production of the applicable Feature Film and ninety percent (90%) thereof on a weekly basis during principal photography of the applicable Feature Film (provided that such amounts shall be deemed to constitute an advance against a customary 20/60/10/10 payment schedule)'. To-the extent that the Negative Cost of such Feature Film is greater than the Budget, the payment of the balance of such executive producer/producer fee shall be paid to Platinum pursuant to the terms of paragraph 4.B. (ii) above (i.e., within fifteen (15) business days of Platinum's receipt of the Negative Cost certification for the applicable Feature Film). producer/producer fee payable as provided in subparagraph B.(i) available (or if such EDI statistics are not readily available, then as reported by Daily Variety), reaches an amount equal to five (5) times the Negative Cost of such Feature Film, (d) cumulative box office for the U.S. as reported by EDI reaches an amount equal to five (5) times the FFF U.S. Distribution Costs for such Feature Film, (e) cumulative box office for the Foreign Territory as reported by EDI, if readily available (or if such EDI statistics are not readily available, then as reported by Daily Variety), reaches an amount equal to five and one-half (5.5) times the Negative Cost of such Feature Film, and (f) cumulative box office for the U. S. as reported by EDI reaches an amount equal to five and one-half (5.5) times the FFF U.S. Distribution Costs for such Feature Film.

            (c)             With respect to all Feature Films, Dimension shall furnish the EDI and Daily Variety box office reports to Platinum via telecopier within three (3) business days of Dimension's receipt of same.

    B. Scott Mitchell Rosenberg.

        (i)             Scott Mitchell Rosenberg shall be entitled to an executive producer/producer fee in an amount equal to five percent (5%) of such Feature Film's Negative Cost (as certified and subject to Platinum's audit rights as provided above), with a compensation floor of $300,000 and a ceiling of $750,000, provided that if the Budget for the Feature Film exceeds $30 Million, then said ceiling shall be the greater of (a) $750,000  and (b) an amount equal to Scott Mitchell Rosenberg's then- prevailing producer fee "quote" (as such term is commonly understood in the U.S. motion picture industry). Said fee shall be initially calculated based on the Budget of the applicable Feature Film, and, based on such initial calculation, such amount shall be payable ten percent (10%) thereof on a weekly basis during pre-production of the applicable Feature Film and ninety percent    (90%) thereof on a weekly basis during principal photography of the applicable Feature Film    (provided that such amounts shall be deemed to constitute an advance against a customary 20/60/10/10 payment schedule)'. To-the extent that the Negative Cost of such Feature Film is greater than the Budget, the payment of the balance of such executive producer/producer fee shall be paid to Platinum pursuant to the terms of paragraph 4.B.   (ii) above (i.e., within fifteen (15) business days of Platinum's receipt of the Negative Cost certification for the applicable Feature Film).

        (ii)               Scott Mitchell Rosenberg shall also be paid an executive producer/producer development fee ("Development Fee"), concurrently with the payment of the option fee for a Feature Film as provided in paragraph 4.A above, which Development Fee shall be applicable against the executive producer/producer fee payable as provided in subparagraph B.(i)  above, in an amount equal to $12,500 with respect to the fourth Feature Film produced pursuant hereto, and in an amount equal to $25,000 with respect to the fifth such Feature Film and all Feature Films thereafter produced pursuant hereto.

7.              Minimum Budget. With respect to properties acquired by Dimension hereunder, if Dimension produces an English-language Feature Film based thereon (except for an English-language production which takes place in the United Kingdom with predominantly U.K. actors) ("U.S. Feature Film"), the Budget must be at least $14 Million. If Dimension produces a foreign-language Feature Film based thereon, or, an English-language Feature Film which takes place in the United Kingdom with predominantly U.K. actors ("Foreign Feature Film"), there shall be no minimum production budget. Dimension acknowledges that the foregoing is of the essence and a material term of this agreement.

8.              Credits. With respect to each Feature Film produced by Dimension pursuant hereto, Platinum and Scott Mitchell Rosenberg (as applicable) shall be accorded and entitled to the following credits:

    A.  Scott Mitchell Rosenberg will receive, at his option, a shared Executive Producer or Producer credit. In addition, Platinum can elect to receive up to two more (shared) co-producer credits for 1-2 Platinum executives, at Platinum's sole discretion, provided that if Scott Mitchell Rosenberg and/or Platinum is obligated to accord any such executive an executive producer or producer credit with respect to a particular project, one of such additional credits shall be a (shared) executive producer or producer credit, provided that Platinum has notified Dimension in writing of such requirement by no later than concurrently with the submission to Dimension of the chain-of- title for such project.

    B.  Platinum shall be entitled to a Platinum Studios Production Company credit, immediately following the presentation credit, a Platinum Studios logo credit and a "Based upon a Platinum Studios Comic" or similar mutually agreeable corporate credit.

    C.           Dimension shall comply with all reasonable credit obligations incurred by Platinum to third parties in connection with Platinum's acquisition of the applicable property and furnished to Dimension in writing, provided that no such credit obligations shall require a credit above or more prominent than the Miramax presentation and/or production credit. The above credits will be accorded in all on-screen credits in the main titles on a separate card no less prominent than any other Producer, Executive Producer and/or Production Company credits, and in all paid advertising and publicity issued (or controlled) by Dimension or any of the Feature Film's distributors. Platinum and Dimension shall mutually approve, provided that in the event of any disagreement the decision of Dimension shall control, (a) any other Production Company credit, and (b) if Dimension wishes to accord more than one other Executive Producer and/or Producer credits, such additional Executive Producer and/or Producer credits.

9. Merchandising, Soundtrack Screenplay and Music  Publishing, Commercial Tie-Ups.

    A.  Any and all revenues derived from exploitation of merchandising, music publishing and/or soundtrack rights to a Feature Film produced by Dimension hereunder shall be accounted for separately with no cross-collateralization. With respect to the exploitation of such merchandising rights, Platinum shall control and administer same and Platinum shall be entitled to a 25% distribution fee and the right to recoup all out=of-pocket costs and fees; thereafter, the balance, if any, shall be split 50/50 between the parties hereto. With respect to the exploitation of such soundtrack rights, which Dimension shall control and administer, Platinum shall be paid a direct "separate pot" royalty equal to 5% of the suggested retail list price for worldwide sales of such album in all channels of distribution calculated with respect to all income from record one (1) but payable after Dimension recoups all direct out-of-pocket producing and marketing costs and expenses (excluding overhead) paid to unaffiliated third parties directly in connection with the exploitation of such soundtrack rights (as opposed to in connection with the applicable Feature Film associated with said soundtrack). With respect to the exploitation of such music publishing rights, which Dimension shall control and administer, Platinum shall be paid a direct "separate pot" royalty equal to 5% of the net amounts payable to Dimension from the exploitation thereof. With respect to the exploitation of screenplay publishing rights, which Dimension shall control and administer, Platinum shall be paid a direct "separate pot" royalty equal to 7% of the suggested retail price of published screenplays. The parties shall negotiate in good faith the terms of their respective participation in the revenues derived from commercial tie-ups.

    B.  Platinum's logo and/or trademark (collectively, the "Mark(s)") shall appear on the outside packaging of all phonorecords (and tapes) in all configurations now known or hereafter devised, in all advertisements, on all marketing and promotional materials, and wherever the logo and/or trademark of the record distributor appears (it being acknowledged that if the approved billing block for the Feature Film is utilized, this shall suffice in respect of the foregoing). The Mark(s) shall be in the same size and prominence as any other logo and/or trademark. Platinum shall have the right to accord a shared executive producer credit to such individual as Platinum may designate. Such credit shall appear on the outside packaging of all phonorecords (and tapes) in all configurations known or hereafter devised and in all advertisements where any other executive producer credit appears. Such credit shall be in the same size, typestyle and prominence as the credit accorded to any executive producer in connection with such phonorecords.

10.              Platinum Participation in Production. Platinum shall have mutual approval with Dimension of the final screenplay for any Feature Film (including sequels, prequels and remakes thereof), provided that as between Platinum and Dimension, Dimension's decisions shall control in the event of a disagreement, provided further, however, that Dimension agrees to comply with and be subject to any consultation and/or approval rights and procedures in favor of third parties of which Dimension has been notified in writing by Platinum concurrently with Platinum's submission to Dimension of the chain of title for such project. Platinum shall also have the right to approve of any third party profit participations accorded in connection with any Feature Film if and to the extent any such participations would dilute Platinum's profit participation hereunder. Dimension shall meaningfully consult with Platinum with respect to the budget, cast, director and final cut of each Feature Film (including sequels, prequels and remakes thereof). Platinum shall have the right (but not the obligation) to have a representative present at all reasonable times during all production and post-production activities (including, without limitation, on the set) for any Feature Film, at Dimension's cost, provided that the expenses for travel and accommodations and the per diem (and any other perquisites) to be furnished by Dimension to accommodate such presence are appropriate under the circumstances taking into account the Budget for the applicable Feature Film, provided that if the Budget for a Feature Film is equal to or exceeds $14 Million, then Platinum and Scott Mitchell Rosenberg shall be accorded Dimension's "first-class" treatment with respect to such presence, and provided further, that in all events, regardless of the Budget for the Feature Film, Platinum and Scott Mitchell Rosenberg shall be treated no less favorably than the most favorable treatment accorded any other person attached to such Feature Film in this regard. Platinum shall also have the right to have a representative present when and where rough cut sequences and dailies of any Feature Film are being shown, provided that to the extent any such rough cut sequences and/or dailies of the Picture are being separately circulated to any other persons for viewing, Platinum shall be separately sent a copy thereof for viewing at its offices. Platinum shall be added as an additional named insured on Dimension's commercial liability, production package and errors and omissions insurance policies for each Feature Film. Platinum shall be provided with a minimum of three (3) complimentary videocassette copies of each Feature Film produced pursuant hereto no later than when such Feature Film becomes generally commercially available on video, and shall have the right to purchase additional copies from Dimension at Dimension's cost (so long as such purchases thereof are not for further sale by Platinum). Platinum shall be provided with at least ten (10) invitations to any premieres of any Feature Film and/or screenings at film festivals where any such Feature Film is included, together with first-class travel and accommodations packages for three (3) persons (if available and used).

11.                Representations and Warranties. Each party hereby represents and warrants to the other as follows:  (a) it has all necessary authority to make this agreement, upon its execution, the valid, binding and enforceable obligation of such party; (b) no consent, waiver or approval of any third party is necessary to its entering into and performance of this agreement or the consummation of the transactions contemplated hereby; and (c) this agreement, when duly executed, will constitute legal, valid and binding obligations of such party, enforceable against such party in accordance with the terms hereof (subject to equitable remedies and applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting creditors' rights generally).

12.                Confidentiality. Neither party shall disclose the existence or terms and conditions hereof to any third parties except (a) to the extent same has become public knowledge other than as a result of a disclosure in violation of this agreement, (b) to their respective attorneys, accountants or other financial advisors (who shall also be required to observe such confidentiality requirements), (c) as required (in the opinion of such counsel, accountants or other financial advisors) by applicable law, or legal, regulatory, governmental or similar process,    (d) to the extent reasonably necessary to enforce such de party’s rights hereunder and/or (e) pursuant to one or more mutually approved press release(s); provided, however, that each party shall also have the right to disclose its executive producer and/or producer fees hereunder to third parties for purposes of confirming and/or establishing "quotes" (as such term is customarily understood in the motion picture industry).

13.            Notices. All notices which either party wishes to serve on the other shall be in writing, addressed as follows: to Platinum, Platinum Studios, LLC, 9744 Wilshire Boulevard, Suite 400, Beverly Hills, California 90212, Telecopier      (310)276-2799, Attention: Mr. Scott Rosenberg, with copies to Loeb &Loeb LLP,  10100 Santa Monica Boulevard, Suite 2200, Los Angeles,California  90067,Telecopier (310) 282-2192, Attention: Stephen Saltzman,  Esq., and to William Morris Agency, Inc., 151 William Morris  Drive, Beverly Hills, California 90212, Telecopier (310) 859-  4250, Attention Mr. Paul Bricault; to Dimension, 375 Greenwich  Street, New York, NY 10013, Telecopier (212) 941-2015, Attention

Mr. Cary Granat; and 11 Beach Street, 5th Floor, New York, NY 10013, Telecopier (212) 219-4128, Attention: Mr. Brian Burkin. All notices may only be served by one of the following methods: personally, by certified or registered mail (return receipt requested), courier service, telegraph, facsimile or cable. Either party may designate a substitute address by written notice to the other. The date which is one (1) day following personal delivery, the date which is five (5) days after the deposit of such notice in the mail, the date which is one (1) business day after delivery thereof to be telegraph or cable office, the date which is one (1) business day after sending by facsimile (provided there is an electronic answerback confirmation of even date) or the date which is two (2) business days after delivery to a courier service, shall be deemed the date of service of any notice from either party to the other party.

14. Governing Law; Forum; Dispute Resolution. This agreement shall be governed by the laws of the State of California applicable to agreements executed and wholly to be performed therein. The forum for the resolution of any dispute related to this agreement shall be the federal and state courts located in Los Angeles, California and the parties hereby submit to the in personam jurisdiction of said courts and hereby waive any claim that such courts are an improper venue or an inconvenient forum. In the event of a material breach by either party of its obligations hereunder, the other shall have the right to terminate this agreement and seek damages resulting from such breach, provided that if such breach is a failure by Dimension to pay monies when due hereunder, Platinum shall only have the right to terminate the agreement if Dimension has failed to cure such breach within five (5) business days of its receipt of written notice from Platinum of such payment default, provided further that in no event shall Platinum have the right to injunctive relief with respect to the exploitation of any Feature Film produced pursuant hereto. The prevailing party in any legal proceeding of any type related to this agreement shall receive, in addition to any other recovery, its actual attorneys’ fees and costs.

MIRAMAX FILM CORP.	PLATINUM STUDIOS, LLC

By: /s/ Cary Granat	By : /s/ Scott Rosenberg
Its: President	Its: Chairman